Exhibit 23(c)

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Vanguard Cellular Systems, Inc.,:


We consent to the incorporation by reference in the previously filed registration statements on Form S-4 (No. 33-35054), Form S-3 (No. 33-61295), Form S-8 (No. 33-22866), Form S-8 (No. 33-53559), Form S-8 (No. 33-69824), Form
S-8 (No. 333-34771), Form S-8 (No. 333-34785), Form S-8 (No.33-36986), and Form
S-8 (No. 333-34787) of Vanguard Cellular Systems, Inc. of our report dated April 10, 1998, with respect to the consolidated balance sheets of International Wireless Communications Holdings, Inc. and subsidiary (the Company) as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 10-K of Vanguard Cellular Systems, Inc. dated March 31, 1999.


Our report dated April 10, 1998, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                                     KPMG LLP

Mountain View, California
March 30, 1999